Exhibit 1
OWENS CORNING/FIBREBOARD
FORM OF ASBESTOS PERSONAL INJURY TRUST AGREEMENT

OWENS CORNING/FIBREBOARD
ASBESTOS PERSONAL INJURY TRUST AGREEMENT
TABLE OF CONTENTS

SECTION 1 — Agreement of Trust	4

1.1 Creation and Name	4
1.2 Purpose	4
1.3 Transfer of Assets	4
1.4 Acceptance of Assets and Assumption of Liabilities	5

SECTION 2 — Powers and Trust Administration	6

2.1 Powers	6
2.2 General Administration	11
2.3 Claims Administration	16

SECTION 3 — Accounts, Investments, and Payments	16

3.1 Accounts	16
3.2 Investments	16
3.3 Source of Payments	19

SECTION 4 — Trustees; Delaware Trustee	19

4.1 Number	19
4.2 Term of Service	20
4.3 Appointment of Successor Trustees	21
4.4 Liability of Trustees, Members of the TAC and the Future Claimants’ Representative	22
4.5 Compensation and Expenses of Trustees	22
4.6 Indemnification	23
4.7 Trustees’ Lien	24
4.8 Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel	24
4.9 Trustees’ Independence	25
4.10 Bond	25
4.11 Delaware Trustee	25

SECTION 5 — Trust Advisory Committee	27

5.1 Members	27
5.2 Duties	27
5.3 Term of Office	28
5.4 Appointment of Successor	29
5.5 TAC’s Employment of Professionals	30
5.6 Compensation and Expenses of TAC	31
5.7 Procedures for Consultation With and Obtaining the Consent of the TAC	31
(a) Consultation Process	31
(b) Consent Process	32

SECTION 6 — The Future Claimants’ Representative	33

6.1 Duties	33
6.2 Term of Office	34
6.3 Appointment of Successor	34
6.4 Future Claimants’ Representative’s Employment of Professionals	35
6.5 Compensation and Expenses of the Future Claimants’ Representative	36
6.6 Procedures for Consultation With and Obtaining the Consent of the Future Claimants’ Representative	37
(a) Consultation Process	37
(b) Consent Process	38

SECTION 7 — General Provisions	39

7.1 Irrevocability	39
7.2 Term; Termination	39
7.3 Amendments	41
7.4 Severability	42
7.5 Notices	42
7.6 Successors and Assigns	46
7.7 Limitation on Claim Interests for Securities Laws Purposes	46
7.8 Entire Agreement; No Waiver	46
7.9 Headings	47
7.10 Governing Law	47
7.11 Settlors’ Representations and Cooperation	47
7.12 Dispute Resolution	47
7.13 Enforcement and Administration	48
7.14 Effectiveness	48
7.15 Counterpart Signatures	48

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OWENS CORNING/FIBREBOARD
ASBESTOS PERSONAL INJURY TRUST AGREEMENT
     This Owens Corning/Fibreboard Asbestos Personal Injury Trust Agreement (hereinafter referred to as the “PI Trust Agreement”), dated the date set forth on the signature page hereof and effective as of the later of the Effective Date or the date this Agreement is executed by the Trustees (“Trustees”) and Wilmington Trust Company (the “Delaware Trustee”), is entered into by Owens Corning (“OC,” the “Settlor,” or the “Debtor”), a Delaware corporation, the Debtor and debtor-in-possession in Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware as Settlor; the Future Claimants’ Representative; the Official Committee of Asbestos Claimants (“Committee”); and the Trustees and the members of the PI Trust Advisory Committee (“TAC”), who are further identified on the signature pages hereof and appointed at Confirmation pursuant to the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified) (“Plan”), as such Plan may be amended, modified or supplemented from time to time. All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Plan, and such definitions are incorporated herein by reference. All capitalized terms not defined herein or defined in the Plan, but defined in the Bankruptcy Code or Bankruptcy Rules, shall have the meanings ascribed to them by the Bankruptcy Code and Bankruptcy Rules, and such definitions are incorporated herein by reference.
     WHEREAS, at the time of the entry of the order for relief in the Chapter 11 case, Owens Corning (“OC”)and its wholly-owned subsidiary Fibreboard Corporation (“Fibreboard”) were named as a defendants in actions involving personal injury (“PI”) or death claims caused by exposure to asbestos-containing products for which OC and Fibreboard, their predecessors, successors and assigns have legal liability (“OC Asbestos Personal Injury Claims” and “FB Asbestos Personal Injury Claims” as defined in the Plan and collectively referred to herein as “Asbestos Personal Injury Claims” or “PI Trust Claims”); and
     WHEREAS, OC has been reorganized under the provisions of Chapter 11 of the Bankruptcy Code in a case pending in the United States Bankruptcy Court for the District of Delaware, known as In re Owens Corning, et al, Debtors, Case No. 00-03837 (JKF); and
     WHEREAS, the Plan has been confirmed by the Bankruptcy Court; and
     WHEREAS, the Plan provides, inter alia, for the creation of the Asbestos Personal Injury Trust (“PI Trust”); and
     WHEREAS, pursuant to the Plan, the PI Trust is to use its assets and income to satisfy all Asbestos Personal Injury Claims; and
     WHEREAS, pursuant to the Plan, the PI Trust shall be funded with the consideration described in Section 10.3 of the Plan;
     WHEREAS, pursuant to the Plan, the PI Trust will use that consideration to establish two separate Sub-Accounts, the OC Sub-Account which shall be funded with the consideration described in Section 10.3(a) of the Plan, and the FB Sub-Account which shall be funded with the consideration described in Section 10.3(b) of the Plan;
     WHEREAS, pursuant to the Plan, OC Asbestos Personal Injury Claims shall be paid from the OC Sub-Account and FB Asbestos Personal Injury Claims shall be paid from the FB Sub-Account;

     WHEREAS, it is the intent of OC, the Trustees, the Committee, the TAC, and the Future Claimants’ Representative that the PI Trust be administered, maintained, and operated at all times through mechanisms that provide reasonable assurance that the PI Trust will satisfy all PI Trust Claims pursuant to the Owens Corning/Fibreboard Asbestos Personal Injury Trust Distribution Procedures (“TDP”) that are attached to the Disclosure Statement as Exhibit D-1 in a substantially similar manner, and in strict compliance with the terms of this PI Trust Agreement; and
     WHEREAS, all rights of the holders of PI Trust Claims arising under this PI Trust Agreement and the TDP shall vest upon the Effective Date; and
     WHEREAS, pursuant to the Plan, the PI Trust is intended to qualify as a “qualified settlement fund” within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the Internal Revenue Code (“IRC”); and
     WHEREAS, the Bankruptcy Court has determined that the PI Trust and the Plan satisfy all the prerequisites for an injunction pursuant to Section 524(g) of the Bankruptcy Code, and such injunction has been entered in connection with the Confirmation Order;
     NOW, THEREFORE, it is hereby agreed as follows:

SECTION 1
AGREEMENT OF TRUST
     1.1 Creation and Name. OC as Settlor hereby creates a trust known as the Owens Corning/Fibreboard Asbestos Personal Injury Trust or PI Trust, which is provided for and referred to in the Plan. The Trustees of the PI Trust may transact the business and affairs of the PI Trust in the name of the PI Trust. It is the intention of the parties hereto that the trust created hereby constitute a statutory trust under Chapter 38 of title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Act”) and that this document, together with the by-laws described herein, constitute the governing instruments of the PI Trust. The Trustees and the Delaware Trustee are hereby authorized and directed to execute and file a Certificate of Trust with the Delaware Secretary of State in the form attached hereto.
     1.2 Purpose. The purpose of the PI Trust is to assume the liabilities of OC and Fibreboard, their predecessors and successors in interest, for all Asbestos Personal Injury Claims (as defined in the Plan), and to use the PI Trust Assets and income to pay the holders of all PI Trust Claims in accordance with this PI Trust Agreement and the TDP in such a way that such holders of PI Trust Claims are treated fairly, equitably and reasonably in light of the limited assets available to satisfy such claims, and to otherwise comply in all respects with the requirements of a trust set forth in Section 524(g)(2)(B) of the Bankruptcy Code.
     1.3 Transfer of Assets. Pursuant to the Plan, the consideration described in Section 10.3(a) and Section 10.3(b) of the Plan (the “PI Trust Share”) has been transferred and assigned to the PI Trust to settle and discharge all Asbestos Personal Injury Claims. Pursuant to the Plan, OC, its successors in interest thereto, from and after the Effective Date (“Reorganized OC”) and others may also transfer and assign additional assets to the PI Trust from time to time (together with the PI Trust Share, the “PI Trust Assets”). In all events, the PI Trust Assets will be transferred to the PI Trust free and clear of any liens or other claims by OC, Reorganized OC, any creditor, or other entity. OC, Reorganized OC, and any other transferors shall also execute and deliver such documents to the PI Trust as the Trustees reasonably request to transfer and assign the PI Trust Assets to the PI Trust.
     1.4 Acceptance of Assets and Assumption of Liabilities.
          (a) In furtherance of the purposes of the PI Trust, the Trustees, on behalf of the PI Trust, hereby expressly accept the transfer and assignment to the PI Trust of the PI Trust Assets in the time and manner contemplated in the Plan.
          (b) In furtherance of the purposes of the PI Trust, the Trustees, on behalf of the PI Trust, expressly assume all liability for all Asbestos Personal Injury Claims. Except as otherwise provided in this PI Trust Agreement and the TDP, the PI Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that OC and Reorganized OC have or would have had under applicable law. Regardless of the foregoing, however, a claimant must meet otherwise applicable federal, state and foreign statutes of limitations and repose, except as otherwise provided in Section 5.1(a)(2) of the TDP.
          (c) No provision herein or in the TDP shall be construed to mandate distributions on any claims or other actions that would contravene the PI Trust’s compliance with the requirements of a qualified settlement fund within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the IRC.
          (d) OC, Reorganized OC, Fibreboard and Reorganized Fibreboard, and any successor in interest of each of the foregoing, shall be entitled to indemnification from the PI Trust for any expenses, costs, and fees (including reasonable attorneys’ fees and costs, but excluding any such expenses, costs, and fees incurred prior to the Effective Date), judgments, settlements, or other liabilities arising from or incurred in connection with any action related to OC and FB Asbestos Personal Injury Claims, including, but not limited to, indemnification or contribution for such claims prosecuted against Reorganized OC or Reorganized Fibreboard.
          (e) Nothing in this PI Trust Agreement shall be construed in any way to limit the scope, enforceability, or effectiveness of the Section 524(g) injunction issued in connection with the Plan or the PI Trust’s assumption of all liability for PI Trust Claims, subject to the provisions of Section 1.4(b) above.
SECTION 2
POWERS AND TRUST ADMINISTRATION
     2.1 Powers.
          (a) The Trustees are and shall act as the fiduciaries to the PI Trust in accordance with the provisions of this PI Trust Agreement and the Plan. The Trustees shall, at all times, administer the PI Trust and the PI Trust Assets in accordance with the purposes set forth in Section 1.2 above. Subject to the limitations set forth in this PI Trust Agreement, the Trustees shall have the power to take any and all actions that, in the judgment of the Trustees, are necessary or proper to fulfill the purposes of the PI Trust, including, without limitation, each power expressly granted in this Section 2.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of Delaware.

          (b) Except as required by applicable law or otherwise specified herein, the Trustees need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.
          (c) Without limiting the generality of Section 2.1(a) above, and except as limited below, the Trustees shall have the power to:
               (i) receive and hold the PI Trust Assets, vote the Reorganized OC common stock, and exercise all rights with respect to, and sell, any securities issued by Reorganized OC that are included in the PI Trust Assets, subject to any restrictions set forth in the Collar Agreements;
               (ii) invest the monies held from time to time by the PI Trust;
               (iii) sell, transfer, or exchange any or all of the PI Trust Assets at such prices and upon such terms as the Trustees may consider proper, consistent with the other terms of this PI Trust Agreement;
               (iv) enter into leasing and financing agreements with third parties to the extent such agreements are reasonably necessary to permit the PI Trust to operate;
               (v) pay liabilities and expenses of the PI Trust, including, but not limited to, PI Trust expenses;
               (vi) establish such funds, reserves and accounts within the PI Trust estate, as deemed by the Trustees to be useful in carrying out the purposes of the PI Trust;

               (vii) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative, or other proceeding;
               (viii) establish, supervise and administer the PI Trust in accordance with this PI Trust Agreement and the TDP and the terms thereof;
               (ix) appoint such officers and hire such employees and engage such legal, financial, accounting, investment, auditing and forecasting, and other consultants and agents as the business of the PI Trust requires, and delegate to such persons such powers and authorities as the fiduciary duties of the Trustees permit and as the Trustees, in their discretion, deem advisable or necessary in order to carry out the terms of this PI Trust;
               (x) pay employees, legal, financial, accounting, investment, auditing, and forecasting, and other consultants, advisors, and agents, including those engaged by the PI Trust in connection with its alternative dispute resolution activities, reasonable compensation;
               (xi) compensate the Trustees, the Delaware Trustee, the TAC members, and the Future Claimants’ Representative as provided below, and their employees, legal, financial, accounting, investment and other advisors, consultants, independent contractors, and agents, and reimburse the Trustees, the TAC members and the Future Claimants’ Representative all reasonable out-of-pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder;
               (xii) execute and deliver such instruments as the Trustees consider proper in administering the PI Trust;

               (xiii) enter into such other arrangements with third parties as are deemed by the Trustees to be useful in carrying out the purposes of the PI Trust, provided such arrangements do not conflict with any other provision of this PI Trust Agreement;
               (xiv) in accordance with Section 4.6 below, defend, indemnify and hold harmless (and purchase insurance indemnifying) (A) the Trustees, the Delaware Trustee, members of the TAC and the Future Claimants’ Representative and (B) the officers and employees of the PI Trust, and any agents, advisors and consultants of the PI Trust, the TAC or the Future Claimants’ Representative (the “Additional Indemnitees”), to the fullest extent that a statutory trust organized under the law of the State of Delaware is from time to time entitled to indemnify and/or insure its directors, trustees, officers, employees, agents, advisors and representatives;
               (xv) indemnify Reorganized OC and Reorganized Fibreboard (and any successor in interest of each of the foregoing) by reason of any present or future PI Trust Claims against all expenses, costs, fee (including attorneys’ fees), judgments, awards, settlements, and other liabilities incurred in connection therewith;
               (xvi) delegate any or all of the authority herein conferred with respect to the investment of all or any portion of the PI Trust Assets to any one or more reputable individuals or recognized institutional investment advisors or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Section 4.4 below;

               (xvii) consult with Reorganized OC, the TAC and the Future Claimants’ Representative at such times and with respect to such issues relating to the conduct of the PI Trust as the Trustees consider desirable; and
               (xviii) make, pursue (by litigation or otherwise), collect, compromise or settle, in the name of the PI Trust or in the name of Reorganized OC, any claim, right, action, or cause of action included in the PI Trust Assets including, but not limited to, insurance recoveries, before any court of competent jurisdiction; provided that settlement of actions before the Bankruptcy Court require the approval of the Bankruptcy Court after notice to Reorganized OC as the case may be.
     Notwithstanding anything contained in this Section 2.1(c) to the contrary, the PI Trust shall be permitted to (i) accept the assignment of the Collar Agreements from OC (or its successors or assigns), (ii) execute and deliver the Collar Agreements, (iii) execute and deliver the Trust Registration Rights Agreement, (iv) grant the Call Options, (v) receive the Put Options, and (vi) exercise any and all of the rights granted to it, and perform all of its obligations, under the agreements, rights and/or instruments described in clauses (i) through (v) of this paragraph.
          (d) The Trustees shall not have the power to guarantee any debt of other persons.
          (e) The Trustees shall give the TAC, the Future Claimants’ Representative, and Reorganized OC prompt notice of any act performed or taken pursuant to Sections 2.1(c)(i), (iii), (vii), or (xvi) above, and any act proposed to be performed or taken pursuant to Section 2.2(f) below.

          (f) Pursuant to Section 5.18(a)(ii) of the Plan, for so long as the PI Trust owns shares of Reorganized OC common stock, the Trustees shall designate one member of the Reorganized OC Board as directed by the Future Claimants’ Representative and one member as directed by the TAC.
     2.2 General Administration.
          (a) The Trustees shall adopt and act in accordance with the PI Trust Bylaws. To the extent not inconsistent with the terms of this PI Trust Agreement, the PI Trust Bylaws shall govern the affairs of the PI Trust. In the event of an inconsistency between the PI Trust Bylaws and this PI Trust Agreement, the PI Trust Agreement shall govern.
          (b) The Trustees shall (i) timely file income tax and other returns and statements and shall timely pay all taxes required to be paid, (ii) comply with all withholding obligations, as required under the applicable provisions of the IRC and of any state law and the regulations promulgated thereunder, (iii) meet without limitation all requirements necessary to qualify and maintain qualification of the PI Trust as a qualified settlement fund within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the IRC, and (iv) take no action that could cause the PI Trust to fail to qualify as a qualified settlement fund within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the IRC.
          (c) The Trustees shall timely account to the Bankruptcy Court as follows:
               (i) The Trustees shall cause to be prepared and filed with the Bankruptcy Court, as soon as available, and in any event within one hundred and twenty (120)

days following the end of each fiscal year, an annual report (the “Annual Report”) containing financial statements of the PI Trust (including, without limitation, a balance sheet of the PI Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Trustees and accompanied by an opinion of such firm as to the fairness of the financial statements’ presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles. The Trustees shall provide a copy of such report to the TAC, the Future Claimants’ Representative, and Reorganized OC when such reports are filed with the Bankruptcy Court.
               (ii) Simultaneously with the filing of the Annual Report, the Trustees shall cause to be prepared and filed with the Bankruptcy Court a report containing a summary regarding the number and type of claims disposed of during the period covered by the financial statements. The Trustees shall provide a copy of such report to the TAC, the Future Claimants’ Representatives, and Reorganized OC when such report is filed.
               (iii) All materials required to be filed with the Bankruptcy Court by this Section 2.2(c) shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court and shall be filed with the Office of the United States Trustee for the District of Delaware.
          (d) The Trustees shall cause to be prepared as soon as practicable prior to the commencement of each fiscal year a budget and cash flow projections covering such fiscal year and the succeeding four fiscal years. The budget and cash flow projections shall include determining the Maximum Annual Payment pursuant to Section 2.4 of the TDP, and the Claims

Payment Ratio pursuant to Section 2.5 of the TDP. The Trustees shall provide a copy of the budget and cash flow projections to the TAC and the Future Claimants’ Representative.
          (e) The Trustees shall consult with the TAC and the Future Claimants’ Representative (i) on the general implementation and administration of the PI Trust; (ii) on the general implementation and administration of the TDP; and (iii) on such other matters as may be required under this PI Trust Agreement and the TDP.
          (f) The Trustees shall be required to obtain the consent of the TAC and the Future Claimants’ Representative pursuant to the Consent Process set forth in Section 5.7(b) and 6.6(b) below, in addition to any other instances elsewhere enumerated, in order:
               (i) To change the Claims Payment Ratio described in Section 2.5 of the TDP in the event that the requirements for such a change as set forth in said provision have been met;
               (ii) to change the Disease Levels, Scheduled Values and/or Medical/Exposure Criteria set forth in Section 5.3(a)(3) of the TDP, and/or the Scheduled, Average and/or Maximum Values set forth in Sections 5.3(b)(4) and 5.4(a) of the TDP;
               (iii) to change the Payment Percentage described in Section 4.2 of the TDP;
               (iv) to establish and/or to change the Proof of Claim Forms and other claims materials to be provided holders of PI Trust Claims under Section 6.1 of the TDP;

               (v) to require that claimants provide additional kinds of medical or exposure evidence pursuant to Section 5.7 of the TDP;
               (vi) to change the form of release to be provided pursuant to Section 7.8 of the TDP;
               (vii) to terminate the PI Trust pursuant to Section 7.2 below;
               (viii) to settle the liability of any insurer under any insurance policy or legal action related thereto;
               (ix) to change the compensation of the members of the TAC, the Future Claimants’ Representative, the Delaware Trustee or Trustees, other than to reflect cost-of-living increases or changes approved by the Bankruptcy Court as otherwise provided herein;
               (x) to take structural or other actions to minimize any tax on the PI Trust Assets;
               (xi) to adopt the PI Trust Bylaws in accordance with Section 2.2(a) above or thereafter to amend the PI Trust Bylaws in accordance with the terms thereof;
               (xii) to amend any provision of the PI Trust Agreement or the TDP in accordance with the terms thereof;
               (xiii) to vote the shares of Reorganized OC held by the PI Trust for purposes of electing members of the Board of Directors of Reorganized OC;
               (xiv) to vote for any revision to Reorganized OC’s corporate charter and by-laws, which affects the rights of the PI Trust; and

               (xv) to acquire an interest in or to merge any claims resolution organization formed by the PI Trust with another claims resolution organization that is not specifically created by this PI Trust Agreement or the TDP, or to contract with another claims resolution organization or other entity that is not specifically created by this PI Trust Agreement or the TDP, or permit any other party to join in any claims resolution organization that is formed by the PI Trust pursuant to the PI Trust Agreement or the TDP; provided that such acquisition, merger, contract or joinder shall not (a) subject Reorganized OC or any successors in interest thereto, to any risk of having any PI Trust Claim asserted against it or them, or (b) otherwise jeopardize the validity or enforceability of the Section 524(g) injunction; and provided further that the terms of such merger will require the surviving organization to make decisions about the allowability and value of claims in accordance with Section 2.1 of the TDP which requires that such decisions be based on the provisions of the TDP.
          (g) The Trustees shall meet with the TAC and the Future Claimants’ Representative no less often than quarterly. The Trustees shall meet in the interim with the TAC and the Future Claimants’ Representative when so requested by either.
          (h) The Trustees, upon notice from either the TAC or the Future Claimants’ Representative, if practicable in view of pending business, shall at their next meeting with the TAC or the Future Claimants’ Representative consider issues submitted by the TAC or the Future Claimants’ Representative.

     2.3 Claims Administration. The Trustees shall promptly proceed to implement the TDP.
SECTION 3
ACCOUNTS, INVESTMENTS, AND PAYMENTS
     3.1 Accounts.
          (a) The Trustees may, from time to time, create such accounts and reserves within the PI Trust estate as they may deem necessary, prudent, or useful in order to provide for the payment of expenses and payment of PI Trust Claims and may, with respect to any such account or reserve, restrict the use of monies therein.
          (b) The Trustees shall include a reasonably detailed description of the creation of any account or reserve in accordance with this Section 3.1 and, with respect to any such account, the transfers made to such account, the proceeds of or earnings on the assets held in each such account and the payments from each such account in the accounts to be filed with the Bankruptcy Court and provided to the TAC, the Future Claimants’ Representative, and Reorganized OC pursuant to Section 2.2(c)(i) above.
     3.2 Investments. Investment of monies held in the PI Trust shall be administered in the manner in which individuals of ordinary prudence, discretion, and judgment would act in the management of their own affairs, subject to the following limitations and provisions:
          (a) The PI Trust shall not acquire, directly or indirectly, equity in any entity (other than Reorganized OC, or any successor to Reorganized OC) or business enterprise if,

immediately following such acquisition, the PI Trust would hold more than 5% of the equity in such entity or business enterprise. The PI Trust shall not hold, directly or indirectly, more than 5% of the equity in any entity (other than Reorganized OC, or any successor to Reorganized OC) or business enterprise.
          (b) The PI Trust shall not acquire or hold any long-term debt securities unless (i) such securities are included in the PI Trust Assets under the Plan, (ii) such securities are rated “Baa” or higher by Moody’s, “BBB” or higher by Standard & Poor’s (“S&P’s”), or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency, or (iii) have been issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof.
          (c) The PI Trust shall not acquire or hold for longer than ninety (90) days any commercial paper unless such commercial paper is rated “Prime-1” or higher by Moody’s or “A-1” or higher by S&P’s or has been given an equivalent rating by another nationally recognized statistical rating agency.
          (d) Excluding any securities of OC or Reorganized OC, the PI Trust shall not acquire or hold any common or preferred stock or convertible securities unless such stock or securities are rated “A” or higher by Moody’s or “A” or higher by S&P’s or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency.
          (e) Excluding any securities of OC or Reorganized OC, the PI Trust shall not acquire any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof) if, following such acquisition, the aggregate market value of all debt securities and instruments issued by such entity held by the PI Trust would exceed 2% of the then current aggregate value of the PI Trust estate. The PI Trust shall not hold any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof and other than debt securities or other instruments of Reorganized OC, or any successor to Reorganized OC) to the extent that the aggregate market value of all securities and instruments issued by such entity held by the PI Trust would exceed 5% of the then current aggregate value of the PI Trust Assets.
          (f) The PI Trust shall not acquire or hold any certificates of deposit unless all publicly held, long-term debt securities, if any, of the financial institution issuing the certificate of deposit and the holding company, if any, of which such financial institution is a subsidiary, meet the standards set forth in Section 3.2(b) above.
          (g) The PI Trust may acquire and hold any securities or instruments issued by Reorganized OC or any successor to Reorganized OC, or obtained as proceeds of litigation or otherwise to resolve disputes, without regard to the limitations set forth in Subsections (a)-(f) above.
          (h) The PI Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Trustees, they are adequately collateralized.
          (i) The PI Trust shall not acquire or hold any rights, warrants, options, or similar securities.

     Notwithstanding anything contained in this Section 3.2 to the contrary, the PI Trust shall be permitted to (i) accept the assignment of the Collar Agreements from OC (or its successors or assigns), (ii) execute and deliver the Collar Agreements, (iii) execute and deliver the Trust Registration Rights Agreement, (iv) grant the Call Options, (v) receive the Put Options, and (vi) exercise any and all of the rights granted to it, and perform all of its obligations, under the agreements, rights and/or instruments described in clauses (i) through (v) of this paragraph.
     3.3 Source of Payments.
          (a) All PI Trust expenses and payments and all liabilities with respect to claims shall be payable solely by the Trustees out of the PI Trust Assets. Neither OC, Reorganized OC, or their subsidiaries, any successor in interest, or the present or former shareholders, directors, officers, employees or agents of OC, Reorganized OC, or their subsidiaries, nor the Trustees, the TAC or Future Claimants’ Representative, or any of their officers, agents, advisors, or employees shall be liable for the payment of any PI Trust expense or any other liability of the PI Trust.
          (b) The Trustees shall include a reasonably detailed description of any payments made in accordance with this Section 3.3 in the Annual Report.
SECTION 4
TRUSTEES; DELAWARE TRUSTEE
     4.1 Number. In addition to the Delaware Trustee appointed pursuant to Section 4.11, there shall be three (3) Trustees. The initial Trustees shall be those persons named on the signature page hereof. At their first meeting, the initial Trustees shall designate one of their number to serve as the Managing Trustee of the PI Trust, with such administrative duties as the Trustees may determine. The Trustees may change the designation of the individual to serve as Managing Trustee from time to time as circumstances warrant.
     4.2 Term of Service.
          (a) The initial Trustees named pursuant to Article 4.1 above shall each serve staggered terms of three (3), four (4) and five (5) years shown on the signature pages hereof. Thereafter, each Trustee’s term of service shall be five (5) years. The initial Trustees shall serve from the Effective Date until the earliest of (i) the end of his or her term, (ii) his or her death, (iii) his or her resignation pursuant to Section 4.2(b) below, (iv) his or her removal pursuant to Section 4.2(c) below, or (v) the termination of the PI Trust pursuant to Section 7.2 below.
          (b) A Trustee may resign at any time by written notice to the remaining Trustees, the TAC and the Future Claimants’ Representative. Such notice shall specify a date when such resignation shall take effect, which shall not be less than 90 days after the date such notice is given, where practicable.
          (c) A Trustee may be removed by unanimous vote of the remaining Trustees in the event that he or she becomes unable to discharge his or her duties hereunder due to accident or physical or mental deterioration, or for other good cause. Good cause shall be deemed to include, without limitation, any substantial failure to comply with the general administration provisions of Section 2.2 above, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Trustees hereunder, or repeated non-attendance at scheduled meetings. Such removal shall require the approval of the Bankruptcy Court and shall take effect at such time as the Bankruptcy Court shall determine.

     4.3 Appointment of Successor Trustees.
          (a) In the event of a vacancy in the position of PI Trustee, whether by death, term expiration, resignation or removal, the remaining Trustees shall consult with the TAC and the Future Claimants’ Representative concerning appointment of a successor Trustee. The vacancy shall be filled by the unanimous vote of the remaining Trustees unless a majority of the TAC or the Future Claimants’ Representative vetoes the appointment. In the event that the remaining Trustees cannot agree on a Successor PI Trustee, or a majority of the TAC or the Future Claimants’ Representative vetoes the appointment of the proposed successor PI Trustee, the Bankruptcy Court shall make the appointment. Nothing shall prevent the reappointment of a PI Trustee for an additional term or terms pursuant to the provisions of this Section 4.3(a), and there shall be no limit on the number of terms that a Trustee may serve.
          (b) Immediately upon the appointment of any Successor PI Trustee, all rights, titles, duties, powers and authority of the predecessor PI Trustee hereunder shall be vested in, and undertaken by, the Successor PI Trustee without any further act. No Successor PI Trustee shall be liable personally for any act or omission of his or her predecessor Trustees.
          (c) Each Successor PI Trustee shall serve until the earlier of (i) the end of a full term of five (5) years if the predecessor PI Trustee completed his or her term, (ii) the end of the remainder of the term of the PI Trustee whom he or she is replacing if said predecessor PI Trustee did not complete said term, (iii) his or her death, (iv) his or her resignation pursuant to Section 4.2(b) above, (v) his or her removal pursuant to Section 4.2(c) above, or (vi) the termination of the PI Trust pursuant to Section 7.2 below.

     4.4 Liability of Trustees, Members of the TAC and the Future Claimants’ Representative. The Trustees, the members of the TAC and the Futures Claimants’ Representative shall not be liable to the PI Trust, to any individual holding an asbestos claim, or to any other person, except for such individual’s own breach of trust committed in bad faith or willful misappropriation.
     4.5 Compensation and Expenses of Trustees.
          (a) The Trustees shall receive compensation from the PI Trust for their services as Trustees in the amount of $65,000.00 per annum, except that the Managing Trustee shall receive $75,000.00 per annum for his or her service. All Trustees shall receive a per diem allowance for meetings in the amount of $2,500.00, which amount shall not be charged against the annual retainer. A meeting is any scheduled, emergency or sub-committee meeting of the Trustees that is noticed and/or authorized by the chairperson in which participation is either in person or telephonically and the duration of which is no less than two (2) hours and not in excess of five (5) hours. For all other time expended in preparation, authorized special projects, and time in excess of the (5) hours in a meeting, the Trustees shall receive the sum of $450 per hour, and the sum of $225 per hour for non-working travel time, in both cases computed on a quarter-hour basis. The Trustees shall have complete discretion to determine whether a meeting occurred, for purposes of this section. The per annum and per diem compensation payable to the Trustees hereunder shall be reviewed every year and appropriately adjusted for changes in the cost of living. Any other changes in compensation of the Trustees shall be made subject to the approval of the Bankruptcy Court. The Delaware Trustee shall be paid such compensation as is agreed pursuant to a separate fee agreement.

          (b) The PI Trust will promptly reimburse the Trustees and the Delaware Trustee for all reasonable out-of-pocket costs and expenses incurred by the Trustees in connection with the performance of their duties hereunder.
          (c) The Trustees shall include a description of the amounts paid under this Section 4.5 in the Annual Report.
     4.6 Indemnification.
          (a) The PI Trust shall indemnify and defend the Trustees, the Delaware Trustee, the members of the TAC and the Future Claimants’ Representative in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the PI Trust. The PI Trust may indemnify any of the Additional Indemnitees, in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties hereunder or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment or funding of the PI Trust. Notwithstanding the foregoing, no individual shall be indemnified or defended in any way for any liability, expense, claim, damage, or loss for which he or she is ultimately held liable under Section 4.4 above.

          (b) Reasonable expenses, costs and fees (including attorneys’ fees and costs) incurred by or on behalf of a PI Trustee, a member of the TAC, the Future Claimants’ Representative or an Additional Indemnitee in connection with any action, suit, or proceeding, whether civil, administrative or arbitrative from which they are indemnified by the PI Trust pursuant to Section 4.6(a) above, shall be paid by the PI Trust in advance of the final disposition thereof upon receipt of an undertaking, by or on behalf of a Trustee, a member of the TAC, the Future Claimants’ Representative or an Additional Indemnitee, to repay such amount in the event that it shall be determined ultimately by final order that such PI Trustee, member of the TAC, Future Claimants’ Representative or Additional Indemnitee is not entitled to be indemnified by the PI Trust.
          (c) The Trustees may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a PI Trustee, a member of the TAC, the Future Claimants’ Representative or an Additional Indemnitee including against liability asserted against or incurred by such individual in that capacity or arising from his or her status as a PI Trustee, TAC member, Future Claimants’ Representative, or officer, employee, agent or other representative of the PI Trustees or Additional Indemnitees.
     4.7 Trustees’ Lien. The Trustees, the Delaware Trustee, the members of the TAC, the Future Claimants’ Representative and the Additional Indemnitees shall have a first priority lien upon the PI Trust Assets to secure the payment of any amounts payable to them pursuant to Section 4.6 above.
     4.8 Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel.

          (a) The Trustees may, but shall not be required to, retain and/or consult with counsel, accountants, appraisers, auditors, forecasters, experts, financial and investment advisors, and other parties deemed by the Trustees to be qualified as experts on the matters submitted to them, and, in the absence of gross negligence, the written opinion of or information provided by any such party deemed by the Trustees to be an expert on the particular matter submitted to him or her by the Trustees shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustees hereunder in good faith and in accordance with the written opinion of or information provided by any such party.
          (b) The Delaware Trustee shall be permitted to retain counsel only in such circumstances as required in the exercise of its obligations hereunder and compliance with the advice of such counsel shall be full and complete authorization and protection for actions taken or not taken by the Delaware Trustee in good faith in compliance with such advice.
     4.9 Trustees’ Independence. The Trustees shall not, during the term of their service, hold a financial interest in, act as attorney or agent for, or serve as any other professional for Reorganized OC. No PI Trustee shall act as an attorney for any person who holds an asbestos claim. For the avoidance of doubt, this Section shall not be applicable to the Delaware Trustee.
     4.10 Bond. The Trustees and the Delaware Trustee shall not be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.
     4.11 Delaware Trustee.
          (a) There shall at all times be a Delaware Trustee. The Delaware Trustee shall either be (i) a natural person who is at least 21 years of age and a resident of the State of Delaware or (ii) a legal entity that has its principal place of business in the State of Delaware, otherwise meets the requirements of applicable Delaware law and shall act through one or more persons authorized to bind such entity. If at any time the Delaware Trustee shall cease to be eligible in accordance with the provisions of this Section 4.11, it shall resign immediately in the manner and with the effect hereinafter specified in Section 4.11(c) below. For the avoidance of doubt, the Delaware Trustee will only have such rights and obligations as expressly provided by reference to the Delaware Trustee hereunder.
          (b) The Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities, of the Trustees set forth herein. The Delaware Trustee shall be one of the trustees of the PI Trust for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Act and for taking such actions as are required to be taken by a Delaware Trustee under the Act. The duties (including fiduciary duties), liabilities and obligations of the Delaware Trustee shall be limited to (i) accepting legal process served on the PI Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware that the Delaware Trustee is required to execute under Section 3811 of the Act and there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Delaware Trustee.
          (c) The Delaware Trustee shall serve until such time as the Trustees remove the Delaware Trustee or the Delaware Trustee resigns and a successor Delaware Trustee is appointed by the Trustees in accordance with the terms of Section 4.11(d) below. The Delaware Trustee may resign at any time upon the giving of at least 60 days’ advance written notice to the Trustees; provided, that such resignation shall not become effective unless and until a successor Delaware Trustee shall have been appointed by the Trustees in accordance with Section 4.11(d)

below. If the Trustees do not act within such 60-day period, the Delaware Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Delaware Trustee.
     (d) Upon the resignation or removal of the Delaware Trustee, the Trustees shall appoint a successor Delaware Trustee by delivering a written instrument to the outgoing Delaware Trustee. Any successor Delaware Trustee must satisfy the requirements of Section 3807 of the Act. Any resignation or removal of the Delaware Trustee and appointment of a successor Delaware Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Delaware Trustee to the outgoing Delaware Trustee and the Trustees and any fees and expenses due to the outgoing Delaware Trustee are paid. Following compliance with the preceding sentence, the successor Delaware Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Delaware Trustee under this PI Trust Agreement, with like effect as if originally named as Delaware Trustee, and the outgoing Delaware Trustee shall be discharged of its duties and obligations under this PI Trust Agreement.
SECTION 5
TRUST ADVISORY COMMITTEE
     5.1 Members. The TAC shall consist of nine (9) members, who shall initially be the persons named on the signature page hereof.
     5.2 Duties. The members of the TAC shall serve in a fiduciary capacity representing all holders of present PI Trust Claims. The Trustees must consult with the TAC on matters identified in Section 2.2(e) above and in other provisions herein, and must obtain the consent of the TAC on matters identified in Section 2.2(f) above. Where provided in the TDP, certain other actions by the Trustees are also subject to the consent of the TAC.
     5.3 Term of Office.
          (a) The initial members of the TAC shall serve the staggered three-, four, or five-year terms shown on the signature pages hereof. Thereafter, each term of office shall be for five years. Each member of the TAC shall serve until the earliest of (i) the end of his or her full term in office, (ii) his or her death, (iii) his or her resignation pursuant to Section 5.3(b) below, (iv) his or her removal pursuant to Section 5.3(c) below, or (v) the termination of the PI Trust pursuant to Section 7.2 below.
          (b) A member of the TAC may resign at any time by written notice to the other members of the TAC, the Trustees and the Future Claimants’ Representative. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.
          (c) A member of the TAC may be removed in the event that he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated non-attendance at scheduled meetings, or other good cause. Such removal shall be made at the recommendation of the remaining members of the TAC with the approval of the Bankruptcy Court.

     5.4 Appointment of Successor.
          (a) If, prior to the termination of service of a member of the TAC other than as a result of removal, he or she has designated in writing an individual to succeed him or her as a member of the TAC, such individual shall be his or her successor. If such member of the TAC did not designate an individual to succeed him or her prior to the termination of his or her service as contemplated above, such member’s law firm may designate his or her successor. If (i) a member of the TAC did not designate an individual to succeed him or her prior to the termination of his or her service and such member’s law firm does not designate his or her successor as contemplated above or (ii) he or she is removed pursuant to Section 5.3(c) above, his or her successor shall be appointed by a majority of the remaining members of the TAC or, if such members cannot agree on a successor, the Bankruptcy Court. Nothing in this Agreement shall prevent the reappointment of an individual serving as a member of the TAC for an additional term or terms, and there shall be no limit on the number of terms that a TAC member may serve.
          (b) Each successor TAC member shall serve until the earliest of (i) the end of the full term of five (5) years for which he or she was appointed if his or her immediate predecessor member of the TAC completed his or her term, (ii) the end of the term of the member of the TAC whom he or she replaced if his or her predecessor member did not complete such term (iii) his or her death, (iv) his or her resignation pursuant to Section 5.3(b) above, (v) his or her removal pursuant to Section 5.3(c) above, or (vi) the termination of the PI Trust pursuant to Section 7.2 below.

5.5 TAC’s Employment of Professionals.
          (a) The TAC may but is not required to retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the TAC to be qualified as experts on matters submitted to the TAC (the “TAC Professionals”). The TAC and the TAC Professionals shall at all times have complete access to the PI Trust’s officers, employees and agents, as well as to any counsel, accountants, appraisers, auditors, forecasters, experts and financial and investment advisors retained by the PI Trust (“Trust Professionals”), and shall also have complete access to all information generated by them or otherwise available to the PI Trust or the Trustees, provided that any information provided by the PI Trust or the Trust Professionals shall not constitute a waiver of any applicable privilege. In the absence of gross negligence, the written opinion of or information provided by any TAC Professional or Trust Professional deemed by the TAC to be qualified as an expert on the particular matter submitted to the TAC shall be full and complete authorization and protection in support of any action taken or not taken by the TAC in good faith and in accordance with the written opinion of or information provided by the TAC Professional or Trust Professional.
          (b) The Trust shall promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC’s employment of legal counsel pursuant to this provision in connection with the TAC’s performance of its duties hereunder. The Trust shall also promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC’s employment of any other TAC Professional pursuant to this provision in connection with the TAC’s performance of its duties hereunder; provided, however, that (i) the TAC has first submitted to the Trust a written request for such reimbursement setting forth the reasons (A) why the TAC desires to employ such TAC Professional, and (B) why the TAC cannot rely on Trust Professionals to meet the needs of the TAC for such expertise or advice, and (ii) the Trust has approved the TAC’s request for reimbursement in writing. If the Trust agrees to pay for the services of the TAC Professional, such reimbursement shall be treated as a Trust Expense. If the Trust declines to pay for the services of the TAC Professional, it must set forth its reasons in writing. If the TAC still desires to employ the TAC Professional at Trust expense, the TAC and the Trustees shall resolve their dispute pursuant to Section 7.13 below.
     5.6 Compensation and Expenses of TAC. The members of the TAC shall receive compensation from the PI Trust for their services as TAC members in the form of a reasonable hourly rate set by the Trustees for attendance at meetings or other conduct of PI Trust business. The members of the TAC shall also be reimbursed promptly for all reasonable out-of-pocket costs and expenses incurred by the TAC members in connection with the performance of their duties hereunder. Such reimbursement or direct payment shall be deemed a PI Trust expense. The Trustees shall include a description of the amounts paid under this Section 5.6 in the accounts to be filed with the Bankruptcy Court and provided to the Trustees, the Future Claimants’ Representative, and Reorganized OC pursuant to Section 2.2(c)(i).
     5.7 Procedures for Consultation With and Obtaining the Consent of the TAC.
          (a) Consultation Process.
               (i) In the event the Trustees are required to consult with the TAC pursuant to Section 2.2(e) above or on other matters as provided herein, the Trustees shall provide the TAC with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Trustees shall also provide the TAC with such reasonable access to Professionals and other experts retained by the PI Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustees are considering such matter, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustees.
               (ii) In determining when to take definitive action on any matter subject to the consultation procedures set forth in this Section 5.7(a), the Trustees shall take into consideration the time required for the TAC, if its members so wish, to engage and consult with its own independent financial or investment advisors as to such matter. In any event, the Trustees shall not take definitive action on any such matter until at least thirty (30) days after providing the TAC with the initial written notice that such matter is under consideration by the Trustees, unless such time period is waived by the TAC.
          (b) Consent Process.
               (i) In the event the Trustees are required to obtain the consent of the TAC pursuant to Section 2.2(f) above, the Trustees shall provide the TAC with a written notice stating that their consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustees propose to take, and explaining in detail the reasons why the Trustees desire to take such action. The Trustees shall provide the TAC as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Trustees shall also provide the TAC with such reasonable access to Professionals and other experts retained by the PI Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustees are considering such action, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustees.
               (ii) The TAC must consider in good faith and in a timely fashion any request for its consent by the Trustees, and must in any event advise the Trustees in writing of its consent or its objection to the proposed action within 30 days of receiving the original request for consent from the Trustees. The TAC may not withhold its consent unreasonably. If the TAC decides to withhold its consent, it must explain in detail its objections to the proposed action. If the TAC does not advise the Trustees in writing of its consent or its objections to the action within 30 days of receiving notice regarding such request, the TAC’s consent to the proposed actions shall be deemed to have been affirmatively granted.
               (iii) If, after following the procedures specified in this Section 5.7(b), the TAC continues to object to the proposed action and to withhold its consent to the proposed action, the Trustees and/or the TAC shall resolve their dispute pursuant to Section 7.13. However, the burden of proof with respect to the validity of the TAC’s objection and withholding of its consent shall be on the TAC.
SECTION 6
THE FUTURE CLAIMANTS’ REPRESENTATIVE
     6.1 Duties. The Future Claimants’ Representative shall be the individual identified on the signature pages hereto. He or she shall serve in a fiduciary capacity, representing the interests of the holders of future PI Trust Claims for the purpose of protecting the rights of such persons. The Trustees must consult with the Future Claimants’ Representative on matters identified in Section 2.2(e) above and on certain other matters provided herein, and must obtain the consent of the Future Claimants’ Representative on matters identified in Section 2.2(f) above. Where provided in the TDP, certain other actions by the Trustees are also subject to the consent of the Future Claimants’ Representative.
     6.2 Term of Office.
          (a) The Future Claimants’ Representative shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 6.2(b) below, (iii) his or her removal pursuant to Section 6.2(c) below, or (iv) the termination of the PI Trust pursuant to Section 7.2 below.
          (b) The Future Claimants’ Representative may resign at any time by written notice to the Trustees. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.
          (c) The Future Claimants’ Representative may be removed by the Bankruptcy Court in the event he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties hereunder, such as repeated non-attendance at scheduled meetings, or other good cause.
     6.3 Appointment of Successor. A vacancy caused by death or resignation shall be filled with an individual nominated prior to the death or the effective date of the resignation by the deceased or resigning Future Claimants’ Representative, and a vacancy caused by removal of the Future Claimants’ Representative shall be filled with an individual nominated by the Trustees in consultation with the TAC, subject, in each case, to the approval of the Bankruptcy Court. In the event a majority of the Trustees cannot agree, or a nominee has not been pre-selected, the successor shall be chosen by the Bankruptcy Court.
     6.4 Future Claimants’ Representative’s Employment of Professionals.
          (a) The Future Claimants’ Representative may but is not required to retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the Future Claimants’ Representative to be qualified as experts on matters submitted to the Future Claimants’ Representative (the “Future Representative Professionals”). The Future Claimants’ Representative and the Future Representative Professionals shall at all times have complete access to the PI Trust’s officers, employees and agents, as well as to Trust Professionals, and shall also have complete access to all information generated by them or otherwise available to the PI Trust or the Trustees, provided that any information provided by the PI Trust or the Trust Professionals shall not constitute a waiver of any applicable privilege. In the absence of gross negligence, the written opinion of or information provided by any Future Representative Professional or Trust Professional deemed by the Future Claimants’ Representative to be qualified as an expert on the particular matter submitted to the Future Claimants’ Representative shall be full and complete authorization and protection in support of any action taken or not taken by the Future Claimants’ Representative in good faith and in accordance with the written opinion of or information provided by the Future Representative Professional or Trust Professional.

          (b) The Trust shall promptly reimburse, or pay directly if so instructed, the Future Claimants’ Representative for all reasonable fees and costs associated with the Future Claimants’ Representative’s employment of legal counsel pursuant to this provision in connection with the Future Claimants’ Representative’s performance of his or her duties hereunder. The Trust shall also promptly reimburse, or pay directly if so instructed, the Future Claimants’ Representative for all reasonable fees and costs associated with the Future Claimants’ Representative’s employment of any other Future Representative Professionals pursuant to this provision in connection with the Future Claimants’ Representative’s performance of his or her duties hereunder; provided, however, that (i) the Future Claimants’ Representative has first submitted to the Trust a written request for such reimbursement setting forth the reasons (A) why the Future Claimants’ Representative desires to employ the Future Representative Professional, and (B) why the Future Claimants’ Representative cannot rely on Trust Professionals to meet the need of the Future Claimants’ Representative for such expertise or advice, and (ii) the Trust has approved the Future Claimants’ Representative’s request for reimbursement in writing. If the Trust agrees to pay for the Future Representative Professional, such reimbursement shall be treated as a Trust Expense. If the Trust declines to pay for the Future Representative Professional, it must set forth its reasons in writing. If the Future Claimants’ Representative still desires to employ the Future Representative Professional at Trust expense, the Future Claimants’ Representative and the Trustees shall resolve their dispute pursuant to Section 7.13 below.
     6.5 Compensation and Expenses of the Future Claimants’ Representative. The Future Claimants’ Representative shall receive compensation from the PI Trust in the form of the Future Claimants’ Representative’s normal hourly rate for services performed. The PI Trust will promptly reimburse the Future Claimants’ Representative for all reasonable out-of-pocket costs and expenses incurred by the Future Claimants’ Representative in connection with the performance of his or her duties hereunder. Such reimbursement or direct payment shall be deemed a PI Trust expense. The Trustees shall include a description of the amounts paid under this Section 6.5 in the accounts to be filed with the Bankruptcy Court and provided to the Trustees, the Future Claimants’ Representative, and Reorganized OC pursuant to Section 2.2(c)(i).
6.6	Procedures for Consultation With and Obtaining the Consent of the Future Claimants’ Representative.
          (a) Consultation Process.
               (i) In the event the Trustees are required to consult with the Future Claimants’ Representative pursuant to Section 2.2(e) above or on any other matters specified herein, the Trustees shall provide the Future Claimants’ Representative with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Trustees shall also provide the Future Claimants’ Representative with such reasonable access to Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the Future Claimants’ Representative may reasonably request during the time that the Trustees are considering such matter, and shall also provide the Future Claimants’ Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustees.
               (ii) In determining when to take definitive action on any matter subject to the consultation process set forth in this Section 6.6(a), the Trustees shall take into consideration the time required for the Future Claimants’ Representative, if he or she so wishes, to engage and consult with his or her own independent financial or investment advisors as to such matter. In any event, the Trustees shall not take definitive action on any such matter until at least thirty (30) days after providing the Future Claimants’ Representative with the initial written notice that such matter is under consideration by the Trustees, unless such period is waived by the Future Claimants’ Representative.
          (b) Consent Process.
               (i) In the event the Trustees are required to obtain the consent of the Future Claimants’ Representative pursuant to Section 2.2(f) above, the Trustees shall provide the Future Claimants’ Representative with a written notice stating that his or her consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustees propose to take, and explaining in detail the reasons why the Trustees desire to take such action. The Trustees shall provide the Future Claimants’ Representative as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Trustees shall also provide the Future Claimants’ Representative with such reasonable access to Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the Future Claimants’ Representative may reasonably request during the time that the Trustees are considering such action, and shall also provide the Future Claimants’ Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustees.
               (ii) The Future Claimants’ Representative must consider in good faith and in a timely fashion any request for his or her consent by the Trustees, and must in any event advise the Trustees in writing of his or her consent or objection to the proposed action within 30 days of receiving the original request for consent from the Trustees. The Future Claimants’

Representative may not withhold his or her consent unreasonably. If the Future Claimants’ Representative decides to withhold consent, he or she must explain in detail his or her objections to the proposed action. If the Future Claimants’ Representative does not advise the Trustees in writing of his or her consent or objections to the proposed action within 30 days of receiving the notice from the Trustees regarding such consent, the Future Claimants’ Representative’s consent shall be deemed to have been affirmatively granted.
               (iii) If, after following the procedures specified in this Section 5.7(b), the Future Claimants’ Representative continues to object to the proposed action and to withhold its consent to the proposed action, the Trustees and/or the Future Claimants’ Representative shall resolve their dispute pursuant to Section 7.13. However, the burden of proof with respect to the validity of the Future Claimants’ Representative’s objection and withholding of his or her consent shall be on the Future Claimants’ Representative.
SECTION 7
GENERAL PROVISIONS
     7.1 Irrevocability. The PI Trust is irrevocable.
     7.2 Term; Termination.
          (a) The term for which the PI Trust is to exist shall commence on the date of the filing of the Certificate of Trust and shall terminate pursuant to the provisions of Section 7.2 below.

          (b) The PI Trust shall automatically dissolve on the date (the “Dissolution Date”) ninety (90) days after the first to occur of the following events:
               (i) the date on which the Trustees decide to dissolve the PI Trust because (A) they deem it unlikely that new asbestos claims will be filed against the PI Trust, (B) all PI Trust Claims duly filed with the PI Trust have been liquidated and paid to the extent provided in this PI Trust Agreement and the TDP or disallowed by a final, non-appealable order, to the extent possible based upon the funds available through the Plan, and (C) twelve (12) consecutive months have elapsed during which no new asbestos claim has been filed with the PI Trust; or
               (ii) if the Trustees have procured and have in place irrevocable insurance policies and have established claims handling agreements and other necessary arrangements with suitable third parties adequate to discharge all expected remaining obligations and expenses of the PI Trust in a manner consistent with this PI Trust Agreement and the TDP, the date on which the Bankruptcy Court enters an order approving such insurance and other arrangements and such order becomes a final order; or
               (iii) to the extent that any rule against perpetuities shall be deemed applicable to the PI Trust, twenty-one (21) years less ninety-one (91) days pass after the death of the last survivor of all of the descendants of Joseph P. Kennedy, Sr., of Massachusetts, father of the late President John F. Kennedy, living on the date hereof.
          (c) On the Dissolution Date or as soon as reasonably practicable, after the wind-up of the PI Trust’s affairs by the Trustees and payment of all the PI Trust’s liabilities have been provided for as required by applicable law including Section 3808 of the Act, all monies remaining in the PI Trust estate shall be given to such organization(s) exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code, which tax-exempt organization(s) shall be selected by the Trustees using their reasonable discretion; provided, however, that (i) if practicable, the activities of the selected tax-exempt organization(s) shall be related to the treatment of, research on, or the relief of suffering of individuals suffering from asbestos related lung disease or disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to Reorganized OC within the meaning of Section 468B(d)(3) of the Internal Revenue Code. Notwithstanding any contrary provision of the Plan and related documents, this Section 7.2(c) cannot be modified or amended.
          (d) Following the dissolution and distribution of the assets of the PI Trust, the PI Trust shall terminate and the Trustees, or any one of them, shall execute and cause a Certificate of Cancellation of the Certificate of Trust of the PI Trust to be filed in accordance with the Act. Notwithstanding anything to the contrary contained in this PI Trust Agreement, the existence of the PI Trust as a separate legal entity shall continue until the filing of such Certificate of Cancellation.
     7.3 Amendments. The Trustees, after consultation with the TAC and the Future Claimants’ Representative, and subject to the consent of the TAC and the Future Claimants’ Representative, may modify or amend this PI Trust Agreement and the PI Trust By-laws. The Trustees, after consultation with the TAC and the Future Claimants’ Representative, and subject to the consent of the TAC and the Future Claimants’ Representative, may modify or amend the TDP, provided, however, that no amendment to the TDP shall be inconsistent with the limitations on amendments provided therein, and, in particular, the provisions limiting amendment of the Claims Payment Ratio set forth in Section 2.5 of the TDP and of the Payment

Percentage set forth in Section 4.2 of the TDP. Any modification or amendment made pursuant to this Article must be done in writing. Notwithstanding anything contained in this PI Trust Agreement to the contrary, neither this PI Trust Agreement, the PI Trust Bylaws, the TDP, nor any document annexed to the foregoing shall be modified or amended in any way that could jeopardize, impair, or modify the applicability of Section 524(g) of the Bankruptcy Code, the efficacy or enforceability of the injunction entered thereunder, or the PI Trust’s qualified settlement fund status under Section 468B of the Internal Revenue Code.
     7.4 Severability. Should any provision in this PI Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this PI Trust Agreement.
     7.5 Notices. Notices to persons asserting claims shall be given by first class mail, postage prepaid, at the address of such person, or, where applicable, such person’s legal representative, in each case as provided on such person’s claim form submitted to the PI Trust with respect to his or her PI Trust Claim.
          (a) Any notices or other communications required or permitted hereunder to the following parties shall be in writing and delivered at the addresses designated below, or sent by electronic mail or facsimile pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished in writing to each of the other parties listed below in compliance with the terms hereof.

To the PI Trust through the Trustees:

Harry Huge, Esq.
Huge Law Firm
25 E. Battery Street
Charleston, SC 29401
Facsimile: (843) 720-8794

D. LeAnne Jackson, Esq.
6745 Lakeshore Drive
Dallas, TX 75214
E-mail: ljackson@sbcglobal.net

Hon. Dean M. Trafelet (Ret.)	During December – February:
P.O. Box 518	50 West Schiller
9130 Wild Lane	Chicago, IL 60610
Baileys Harbor, WI 54202
Facsimile: (920) 839-9438
E-mail: dtrafelet@dcwis.com
dtrafelet@sbcglobal.net

To the Delaware Trustee:

Wilmington Trust Company
1100 N. Market Street
Wilmington, DE 19890-1625
Attention: Corporate Custody

To Reorganized OC:

Owens Corning
One Owens Corning Parkway
Toledo, OH 43659
Attention:

To the TAC:

Matthew P. Bergman, Esq.
Law Offices of Matthew P. Bergman
P.O. Box 2010
17530 Vashon Highway SW
Vashon, WA 98070
Facsimile: (206) 463-4470
E-mail: matt@bergmanlegal.com

Russell Budd, Esq.
Baron & Budd, PC
3102 Oak Lawn Avenue, Suite 1100
Dallas, TX 75219
Facsimile: (214) 520-1181
E-mail: rbudd@baronbudd.com

John D. Cooney, Esq.
Cooney & Conway
120 N. LaSalle Street, 30th Floor
Chicago, IL 60602
Facsimile: (312) 236-3029
E-mail: jcooney@cooneyconway.com

James L. Ferraro, Esq.
The Ferraro Law Firm
4000 Ponce de Leon Boulevard
Suite 700
Miami, FL 33146
Facsimile: (305) 379-6222
E-mail: jlf@ferraro.com

Theodore Goldberg, Esq.
Goldberg, Persky & White, PC
1030 Fifth Avenue, 3rd Floor
Pittsburgh, PA 15219
Facsimile: (412) 471-8308
E-mail: tgoldberg@gpwlaw.com

Steven Kazan, Esq.
Kazan, McClain, Abrams, Fernandez, Lyons & Farrise
171 Twelfth Street, Third Floor
Oakland, CA 94607
Facsimile: (510) 835-4913
E-mail: skazan@kazanlaw.com

Joseph F. Rice, Esq.
Motley Rice LLC
28 Bridgeside Boulevard
Mount Pleasant, NC 29464
Facsimile: (843) 216-9450
E-mail: jrice@motleyrice.com

Armand J. Volta, Jr., Esq.
Law Offices of Peter G. Angelos
100 N. Charles Street
22nd Floor
Baltimore, MD 21201
Facsimile: (410) 649-2111
E-mail: avolta@lawpga.com

Perry Weitz, Esq.
Weitz & Luxenberg
180 Maiden Lane
New York, NY 10038
Facsimile: (212) 344-5461
E-mail: pweitz@weitzlux.com

To the Future Claimants’ Representative:

James J. McMonagle, Esq.
Vorys, Sater, Seymour & Pease, LLP
2100 One Cleveland Center
1375 East 9th Street
Cleveland, OH 44114
Facsimile: (216) 937-3734
E-mail: jjmcmonagle@vssp.com
          (b) All such notices and communications if mailed shall be effective when physically delivered at the designated addresses or, if electronically transmitted, when the communication is received at the designated addresses and confirmed by the recipient by return transmission.

     7.6 Successors and Assigns. The provisions of this PI Trust Agreement shall be binding upon and inure to the benefit of OC, Reorganized OC, the PI Trust, and the Trustees and their respective successors and assigns, except that neither OC, Reorganized OC, the PI Trust, or the Trustees may assign or otherwise transfer any of its, or their, rights or obligations under this PI Trust Agreement except, in the case of the PI Trust and the Trustees, as contemplated by Section 2.1 above.
     7.7 Limitation on Claim Interests for Securities Laws Purposes. PI Trust Claims, and any interests therein (a) shall not be assigned, conveyed, hypothecated, pledged or otherwise transferred, voluntarily or involuntarily, directly or indirectly, except by will or under the laws of descent and distribution; (b) shall not be evidenced by a certificate or other instrument; (c) shall not possess any voting rights; and (d) shall not be entitled to receive any dividends or interest; provided, however, that clause (a) of this Section 7.8 shall not apply to the holder of a claim that is subrogated to a PI Trust Claim as a result of its satisfaction of such PI Trust Claim.
     7.8 Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this PI Trust Agreement is contained herein and in the documents referred to herein, and this PI Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.

     7.9 Headings. The headings used in this PI Trust Agreement are inserted for convenience only and do not constitute a portion of this PI Trust Agreement, nor in any manner affect the construction of the provisions of this PI Trust Agreement.
     7.10 Governing Law. This PI Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware conflict of law principles.
     7.11 Settlors’ Representations and Cooperation. OC is hereby irrevocably designated as the Settlor, and is hereby authorized to take any action required of the Settlor in connection with the PI Trust Agreement. OC agrees to cooperate in implementing the goals and objectives of this PI Trust.
     7.12 Dispute Resolution. Any disputes that arise under this PI Trust Agreement or under the TDP among the parties hereto shall be resolved by submission of the matter to an alternative dispute resolution (“ADR”) process mutually agreeable to the parties involved. Should any party to the ADR process be dissatisfied with the decision of the arbitrator(s), that party may apply to the Bankruptcy Court for a judicial determination of the matter. Any review conducted by the Bankruptcy Court shall be de novo. In any case, if the dispute arose pursuant to the consent provision set forth in Section 5.7(b) (in the case of the TAC) or Section 6.6(b) (in the case of the Future Claimants’ Representative), the burden of proof shall be on the party or parties who withheld consent to show that the objection was valid. Should the dispute not be resolved by ADR process within thirty (30) days after submission, the parties are relieved of the requirement to pursue ADR prior to application to the Bankruptcy Court. If the Trustees determine that the matter in dispute is exigent and cannot await the completion of the ADR process, the Trustees shall have the discretion to elect out of the ADR process altogether or at any stage of the process and seek resolution of the dispute in the Bankruptcy Court. Notwithstanding anything else herein contained, to the extent any provision of this PI Trust Agreement is inconsistent with any provision of the Plan or the TDP, the Plan or the TDP, as the case may be, shall control.
     7.13 Enforcement and Administration. The provisions of this PI Trust Agreement and the TDP attached hereto shall be enforced by the Bankruptcy Court pursuant to the Plan. The parties hereby further acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction over the settlement of the accounts of the Trustees and over any disputes hereunder not resolved by alternative dispute resolution in accordance with Section 7.13 above.
     7.14 Effectiveness. This PI Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto.
     7.15 Counterpart Signatures. This PI Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this PI Trust Agreement this 31st day of October, 2006.

SETTLOR: Owens Corning

By:	/s/Stephen K. Krull Stephen K. Krull—Senior V.P., General Counsel & Secretary
Name and Title
TRUSTEES

/s/Harry Huge Harry Huge
Expiration Date of Initial Term: Fourth
Anniversary of the date of this PI Trust Agreement

/s/D. LeAnne Jackson D. LeAnne Jackson
Expiration Date of Initial Term: Fifth
Anniversary of the date of this PI Trust Agreement

/s/Dean M. Trafelet Dean M. Trafelet
Expiration Date of Initial Term: Third
Anniversary of the date of this PI Trust Agreement

ASBESTOS CLAIMANTS COMMITTEE

By:	/s/Peter Van N. Lockwood

TRUST ADVISORY COMMITTEE

/s/Matthew Bergman Matthew Bergman, Esq.
Expiration Date of Initial Term: Fourth
Anniversary of the date of this PI Trust Agreement

/s/Russell W. Budd Russell W. Budd, Esq.
Expiration Date of Initial Term: Fifth
Anniversary of the date of this PI Trust Agreement

/s/John D. Cooney John D. Cooney, Esq.
Expiration Date of Initial Term: Third Anniversary
of the date of this PI Trust Agreement

/s/James Ferraro James Ferraro, Esq.
Expiration Date of Initial Term: Fourth Anniversary
of the date of this PI Trust Agreement

/s/Theodore Goldberg Theodore Goldberg, Esq.
Expiration Date of Initial Term: Third Anniversary
of the date of this PI Trust Agreement

/s/Steven Kazan Steven Kazan, Esq.
Expiration Date of Initial Term: Fifth
Anniversary of the date of this PI Trust Agreement

/s/Joseph F. Rice Joseph F. Rice, Esq.
Expiration Date of Initial Term: Fourth Anniversary
of the date of this PI Trust Agreement

/s/Armand J. Volta Armand J. Volta, Jr., Esq.
Expiration Date of Initial Term: Third Anniversary
of the date of this PI Trust Agreement

/s/Perry Weitz

Perry Weitz, Esq.
Expiration Date of Initial Term: Fifth
Anniversary of the date of this PI Trust Agreement

FUTURE CLAIMANTS’ REPRESENTATIVE

/s/James J. McMonagle

James J. McMonagle

DELAWARE TRUSTEE: Wilmington Trust
Company

By:	/s/Margaret Pulgini

Margaret Pulgini
Vice President